Exhibit 10.25
THE TTM TECHNOLOGIES, INC.
EXECUTIVE AND DIRECTOR
DEFERRED COMPENSATION PLAN
Effective as of October 1, 2011

TTM TECHNOLOGIES, INC.
EXECUTIVE AND DIRECTOR DEFERRED COMPENSATION PLAN
ARTICLE I — PURPOSE; EFFECTIVE DATE
1.1.
Purpose. The purpose of this TTM Technologies, Inc. Executive and Director Deferred Compensation Plan (hereinafter, the “Plan”) is to permit a select group of highly compensated employees and nonemployee directors of TTM Technologies, Inc. and its selected subsidiaries and/or affiliates to defer the receipt of income which would otherwise become payable to them. It is intended that this Plan, by providing these eligible individuals an opportunity to defer the receipt of income, will assist in retaining and attracting individuals of exceptional ability.

1.2.	Effective Date. This Plan shall be effective as of October 1, 2011.
1.3.
Plan Type. For purposes of Section 409A of Code (as defined in Article II below), the portion of the amounts deferred by the Participants and benefits attributable thereto shall be considered an elective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(A).

ARTICLE II — DEFINITIONS
For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:
2.1.
Account(s). “Account(s)” means the account or accounts maintained on the books of the Company used solely to calculate the amount payable to each Participant (or his or her Beneficiary) under this Plan and shall not constitute a separate fund of assets. Account(s) shall be deemed to exist from the time amounts are first credited to such Account(s) until such time that the entire Account Balance has been distributed in accordance with the terms and provisions of this Plan. The Accounts available for each Participant shall be identified as follows:

a)	Retirement Account; and

b)	In-Service Account.
Each Participant may maintain up to two (2) In-Service Accounts based on selecting different times and/or form of payments as provided under Article V of this Plan.
2.2.	Base Salary. “Base Salary” means the regular or base salary or wages received in respect of services rendered during the applicable period by a Participant from the Company.

2.3.
Beneficiary. “Beneficiary” means the person, persons or entity designated by the Participant, pursuant to and in accordance with the provisions of Article VI hereof, to receive any benefits payable under this Plan to the Participant after the Participant’s death.

2.4.	Board. “Board” means the Board of Directors of TTM Technologies, Inc. and/or it successors.
2.5.
Board Fees. “Board Fees” means the annual retainer paid to a Director in cash, any cash fees paid to a Director for attending meetings of the Board or of the board of directors or other governing body of any Company, and any cash fees paid to a Director for serving as on a committee of the Board or the board of directors or other governing body of any committee thereof.

2.6.	Bonus. “Bonus” means a cash bonus earned by and payable to a Participant by the Company for personal services, which shall include Performance-Based Compensation (as defined below).
2.7.	Change in Control. A “Change in Control” shall mean the occurrence of any one of the following events:
a)
any one person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or more than one person acting as a group (as determined under Treasury regulations), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of either the total fair market value or total voting power of the stock of the Company (except that the acquisition of additional control of the Company by the same person or persons during such 12-month period is not considered to cause a change in control of the Company); or

b)
any one person (as such term is used in the Exchange Act), or more than one person acting as a group (as determined under Treasury regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the Company (except that the acquisition of additional control of the Company by the same person or persons during such 12-month period is not considered to cause a change in control of the Company); or

c)
a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not recommended by a majority of the members of the Board prior to the date of the appointment or election; or

d)
any one person (as such term is used in the Exchange Act), or more than one person acting as a group (as determined under Treasury regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

2.8.
Code. “Code” means the Internal Revenue Code of 1986, as may be amended from time to time. Any reference in this Plan to “applicable guidance”, “further guidance” or other similar term shall include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to or in connection with Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service.

2.9.	Committee. “Committee” means the Committee appointed by the Board to administer the Plan pursuant to Article VII hereof.
2.10.
Company. “Company” means TTM Technologies, Inc., a Delaware corporation (or any successor thereto) and any subsidiary corporation and/or any other affiliate designated by the Board to participate in this Plan.

2.11.
Compensation. “Compensation” means the total of all amounts paid to a Participant by the Company as Base Salary and/or Board Fees, and the amount of Bonuses earned and payable, whichever applicable, for personal services for the Plan Year, but shall exclude any expense reimbursement or similar item. For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company’s tax qualified plans which may be maintained under Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation.

2.12.
Deferral Commitment. “Deferral Commitment” means a commitment made by a Participant to defer a portion of Compensation as set forth in Article III, and as permitted by the Committee in its sole discretion. The Deferral Commitment shall apply to each payment of Compensation payable to a Participant, and the Committee is empowered to group the various types of Compensation together for purposes of effecting the election to defer. By way of example: the Committee may apply the election to defer “Base Salary” to salary, commissions, and any other regularly occurring form of compensation; or the Committee may apply the election to defer “Bonus” to annual bonuses, short-term bonus, long term bonus arrangements and other forms of incentive based compensation. The Deferral Commitment shall specify the Account or Accounts to which the Compensation deferred shall be credited. Such designation shall be made in the form of a stated dollar amount, a whole percentage, or, in the case of a deferral of bonus Compensation only, a whole percentage in excess of a stated dollar amount. Except as set forth in Section 3.1(c) of this Plan, a Deferral Commitment with respect to any Bonus which is determined by the Committee to be Performance Based Compensation shall be made as provided by the Committee, but no later than six (6) months prior to the end of such performance period. Any Deferral Commitment shall be made in a form and at a time deemed acceptable to the Committee.

2.13.
Deferral Period. “Deferral Period” means each calendar year, except that if a Participant first becomes eligible after the beginning of a calendar year, the initial Deferral Period shall be the date the Participant first becomes eligible to participate in this Plan through and including December 31st of that calendar year.

2.14.	Determination Date. “Determination Date” means each business day.
2.15.	Director. “Director” means a member of the Board or a member of the board of directors or other governing body of any Company.

2.16.
Disability. “Disability” means a physical or mental condition whereby the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

2.17.
Distribution Election. “Distribution Election” means the form prescribed by the Committee and completed by the Participant, indicating the chosen form of payment for benefits payable from each Account under this Plan, as elected by the Participant.

2.18.
Interest. “Interest” means the amount credited to or charged against a Participant’s Account(s) on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant as provided in Section 2.27 of this Plan and in a manner consistent with Section 4.3 hereof. Such credits or charges to a Participant’s Account may be either positive or negative to reflect the increase or decrease in value of the Account in accordance with the provisions of this Plan.

2.19.
Participant. “Participant” means any individual who is eligible, pursuant to Section 3.1, below, to participate in this Plan and who has elected to defer Compensation under this Plan in accordance with Article III below. Such individual shall remain a Participant in this Plan for the period of deferral, or credit, and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.20.
Performance Based Compensation. “Performance Based Compensation” means the portion of Compensation determined by the Committee to satisfy the requirements set forth in Treas. Reg.§1.409A-1(e), and such Performance Based Compensation may be determined on a fiscal or calendar year basis.

2.21.	Plan. “Plan” means this TTM Technologies, Inc. Executive and Director Deferred Compensation Plan, as may be amended from time to time.
2.22.	Plan Year. “Plan Year” means the calendar year.
2.23.
Retirement. “Retirement” means the Participant’s Separation from Service with the Company, for reasons other than death or Disability, on or after attainment of age sixty-two (62) with at least five (5) years of continuous service with the Company.

2.24.	Separation from Service. “Separation from Service” means a separation from service within the meaning of Section 409A(a)(2) of the Code and Treas. Reg. §1.409A-1(h).
2.25.
Specified Employees. “Specified Employees” means a Participant who is determined by the Committee to be a “specified employee” under the provisions of Treas. Reg. §1.409A-1(i) and other applicable guidance, provided that the Company (or a member of the same group of controlled entities as the Company) is publicly traded on an established stock exchange.

2.26.	Termination. “Termination”, “terminates employment” or any other similar such phrase means a Participant’s Separation from Service with the Company for any reason.
2.27.
Valuation Funds. “Valuation Funds” means one or more of the independently established funds or indices that are identified and listed by the Committee. These Valuation Funds are used solely to calculate the Interest that is credited to each Participant’s Account(s) in accordance with Article IV of this Plan, and does not represent, nor should it be interpreted to convey any beneficial interest on the part of the Participant in any asset or other property of the Company. The determination of the increase or decrease in the performance of each Valuation Fund shall be made by the Committee in its reasonable discretion. The Committee shall select the various Valuation Funds available to the Participants with respect to this Plan and shall set forth a list of these Valuation Funds attached hereto as Exhibit A, which may be amended from time to time in the discretion of the Committee.

ARTICLE III — ELIGIBILITY AND PARTICIPATION
3.1.	Eligibility and Participation.
a)
Eligibility. Eligibility to participate in the Plan shall be limited to those select key employees of Company who are included in Tier 5 and above (as set forth in the Company’s annual incentive compensation program) and who are designated by the Committee from time to time to participate in this Plan. In addition, Directors shall be eligible to participate in this Plan upon their election to the board of directors of the Company.

b)
Participation. An individual’s participation in the Plan shall be effective upon the individual first becoming eligible to participate and the completion and submission of a Deferral Commitment, a Distribution Election and an Allocation Form (as defined in Section 3.2(c) of this Plan) to the Committee at a time and in a manner determined by the Committee.

c)
First-Year Participation. When an individual first becomes eligible to participate in this Plan, and is not a Participant in another plan sponsored by the Company which is considered to be of a similar type as defined in Treas. Reg. §1.409A -1(c)(2)(i)(A) or (B), or as otherwise provided by the Code and which would be aggregated for purposes of Section 409A of the Code, a Deferral Commitment may be submitted to the Committee within thirty (30) days after of the individual becoming eligible to participate. Such Deferral Commitment will be effective only with regard to Compensation earned and payable with respect to services performed following submission of the Deferral Commitment to the Committee in accordance with Treas. Reg. §1.409A-2(a)(7)(i). Notwithstanding the foregoing, with respect to services performed during 2011, a Participant shall only be eligible to make a Deferral Commitment with respect to Bonuses that may be earned and payable for 2011(not with respect to Base Salary), and solely in accordance with the rules and restrictions set forth in this Section 3.1(c).

3.2.
Form of Deferral Commitment. A Participant may elect to make a Deferral Commitment at such other time and in such form as determined by the Committee, but in no event later than the date on which the election is required to become irrevocable as set forth in this Article III or otherwise required by Section 409A of the Code and applicable guidance. The Deferral Commitment shall specify the following:

a)
Timing of Deferral Election. The Participant shall make an election to defer Compensation by filing a Deferral Commitment with the Committee, and such election shall become irrevocable at the time designated by the Committee, but in no event no later than the date such election is required to become irrevocable under Section 409A of the Code prior to the commencement of the Deferral Period, except as provided in Section 3.1(c) of this Plan. Except as set forth in Section 3.1(c) of the Plan, notwithstanding anything to the contrary, a Deferral Commitment with respect to Performance Based Compensation may be filed with the Committee and such election shall become irrevocable no later than six (6) months before the end of the performance period on which such Performance Based Compensation is based, provided such Participant has been continuously employed with the Company from the later of the beginning of the performance period or the date on which the performance criteria for such Performance Based Compensation was established.

b)
Deferral Amounts; Accounts. A Deferral Commitment shall be made with respect to each payment and/or type of Compensation payable by the Company to a Participant during the Deferral Period, and shall designate the portion of each deferral that shall be allocated among the various Retirement or In-Service Accounts. In addition, no amounts shall be deferred into an In-Service Account during a Deferral Period when amounts are scheduled to be made from such Account and until such time as that entire Account Balance has been completely distributed. Notwithstanding anything to the contrary, solely for purposes of this Plan, Base Salary payable after the last day of the Plan Year solely for services performed during the final payroll period as described in Section 3401(b) of the Code shall be treated as compensation for services performed in the subsequent Plan Year in which the payment is made. The Participant shall set forth the amount to be deferred in the manner provided by the Committee.

c)
Allocation to Valuation Funds. The Participant shall specify in a separate form (known as the “Allocation Form”) filed with the Committee, the Participant’s initial allocation of the amounts deferred into each Account among the various available Valuation Funds.

d)
Minimum and Maximum Deferral. Each Participant, so long as he or she remains a Participant, may elect, pursuant to a Deferral Commitment and in accordance with Committee rules, to defer receipt of a portion of his or her Compensation pursuant to this Plan, consisting of (i) a minimum of 5% and a maximum of 50% (in whole percentages) of the Participant’s Base Salary earned during the Plan Year, and (ii) a minimum of 0% and a maximum of 100% (in whole percentages) of any Bonuses earned by the Participant during the Plan Year, and (iii) a minimum of 5% and a maximum of 100% (in whole percentages) of any Board Fees earned by the Participant during the Plan Year.

3.3.
Period of Commitment. A Participant, so long as he or she remains a Participant, shall have an opportunity to make a separate Deferral Commitment with respect to Compensation to be earned for a subsequent Plan Year (during an open enrollment period at such time and in such manner prescribed by the Committee); provided, however, in the event the Participant fails to make such separate Deferral Commitment, any Deferral Commitment made by a Participant with respect to Compensation shall remain in effect for the next succeeding Deferral Period, and shall remain in effect for all future Deferral Periods unless revoked or amended in writing by the Participant and delivered to the Committee prior to the time determined by the Committee but in no event later than the date on which the election is required to become irrevocable as set forth in this Article or otherwise required by Section 409A of the Code and applicable guidance, except that if a Participant suffers a Disability or incurs a Separation from Service with Company prior to the end of the Deferral Period, the Deferral Period shall end as of the date of Disability or Separation from Service.

3.4.
Irrevocability of Deferral Commitment. Except as provided in Sections 3.3 of this Plan, a Deferral Commitment shall become irrevocable by the Participant as of the last day on which an election may be made under the terms of this Plan and during the following Deferral Period.

3.5.
Change in Status. If the Committee determines that a Participant’s employment performance is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant’s employment with Company, the Participant’s existing Deferral Commitment shall terminate at the end of the Deferral Period, and no new Deferral Commitment may be made by such Participant after notice of such determination is given by the Committee, unless the Participant later satisfies the requirements of Section 3.1 of this Plan.

3.6.
Defaults in Event of Incomplete or Inaccurate Deferral Documentation. In the event that a Participant submits a Deferral Commitment, Allocation Form or Distribution Election to the Committee that contains information necessary to the efficient operation of this Plan which, in the sole discretion of the Committee, is missing, incomplete or inaccurate, the Committee shall be authorized to treat such form as if the following elections had been made by the Participant, and such information shall be communicated to the Participant:

a)	If no Account is listed — treat as if the Retirement Account was elected;

b)	If Accounts listed equal less than 100% — treat as if the balance was deferred into Retirement Account;

c)	If Accounts listed equal more than 100% — proportionately reduce each Account to equal 100%;

d)
If In-Service Account is listed, but no deferrals can be made into that Account as provided in Section 3.2(b) of this Plan due to the fact that benefits are scheduled to be paid or are being paid from that In-Service Account, then the amounts elected to be deferred shall be credited to another In-Service Account, if such other In-Service Account is available for deferral, and if not, then to the Retirement Account;

e)	If no Valuation Fund is selected — treat as if the Money Market Fund was elected;

f)	If Valuation Fund(s) selected equal less than 100% — treat as if the Money Market Fund was elected for remaining balance;

g)	If Valuation Fund(s) selected equal more than 100% — proportionately reduce each Valuation Fund to equal 100%;
h)	If no Distribution Election is chosen — treat as if lump sum was elected for In-Service Account and treat as if three (3) years was elected for Retirement Account; and
i)	If no time of payment is chosen for In-Service Account — treat as if the earliest possible date available under the provisions of Section 5.2 of this Plan was elected.
ARTICLE IV — DEFERRED COMPENSATION ACCOUNT
4.1.
Accounts. The Compensation deferred by a Participant under the Plan and Interest shall be credited to the Participant’s Account(s) as selected by the Participant, or as otherwise provided in this Article IV. Separate accounts shall be maintained by the Company to reflect the different Accounts chosen by the Participant, and the Participant shall designate the portion of each deferral that will be credited to each Account as set forth in Section 3.2 of this Plan. These Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2.
Timing of Credits; Withholding. A Participant’s deferred Compensation shall be credited to each Account designated by the Participant as soon as practical after the date the Compensation deferred would have otherwise been payable to the Participant. Any withholding of taxes or other amounts with respect to deferred Compensation or other amounts credited under this Plan that is required by local, state or federal law shall be withheld from the Participant’s corresponding non-deferred portion of the Compensation to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant’s Account in a manner specified by the Committee, or as may otherwise be provided by the Committee.

4.3.
Valuation Funds. A Participant shall designate, at a time and in a manner acceptable to the Committee, one or more Valuation Funds for each Account for the sole purpose of determining the amount of Interest to be credited or debited to such Account. Such election shall designate the portion of each deferral of Compensation made into each Account that shall be allocated among the available Valuation Fund(s), and such election shall apply to each succeeding deferral of Compensation until such time as the Participant shall file a new election with the Committee. Upon notice to the Committee, Participants shall also be permitted to reallocate the balance in each Valuation Fund among the other available Valuation Funds as determined by the Committee. The manner in which such elections shall be made and the frequency with which such elections may be changed and the manner in which such elections shall become effective shall be determined in accordance with the procedures to be adopted by the Committee or its delegates from time to time. As of the Effective Date, such elections may be made electronically as permitted by the Committee; and such elections shall become effective on the next available Determination Date or as otherwise determined by the Committee.

4.4.	Determination of Accounts. Each Participant’s Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:
a)
New Deferrals. Each Account shall be increased by any deferred Compensation credited since such prior Determination Date in the proportion chosen by the Participant, except that no amount of new deferrals shall be credited to an Account during a Deferral Period in which a distribution is to be made from that Account.

b)
Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date. Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.

c)
Interest. Each Account shall be increased or decreased by the Interest credited to such Account since such Determination Date as though the balance of that Account as of the beginning of the current month had been invested in the applicable Valuation Funds chosen by the Participant, or at such other times as determined by the Committee in its discretion.

4.5.	Vesting of Accounts. Each Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan, including any Interest thereon.
4.6.	Forfeitures; Prohibited Activities.
a)
Prohibited Activities Defined. For purposes of this Plan, “Prohibited Activity” shall mean (i) an act or acts of personal dishonesty taken by the Participant and intended to result in substantial personal enrichment of the Participant at the expense of the Company including but not limited to embezzlement, fraud, theft, larceny or conversion; or (ii) the conviction of the Participant of a felony involving moral turpitude which involves or is related to the Company or to the services provided by the Participant. The determination of whether a prohibited activity has occurred shall be made by the Committee in its sole discretion, and shall be binding on all parties.

b)
Forfeiture of Benefits. If at any time during employment or service with the Company, and any time after Separation from Service, the Participant is determined by the Committee to have engaged in a Prohibited Activity, any benefit payable to such Participant under this Plan shall be immediately forfeited and the Participant shall no longer have any right thereto. In addition, the Company shall have the right to seek the return of any amounts that have been paid under this Plan in the event that the Committee determines that the Participant engaged or is engaging in a Prohibited Activity, regardless of whether the benefits due under this Plan have not yet commenced, have commenced but have not yet been completed, or have been completed.

c)
Additional Clawback Provisions. Notwithstanding any other provisions in this Plan to the contrary, any incentive-based or other compensation payable to a Participant and deferred pursuant to this Plan, which compensation is subject to recovery under any Company plan or agreement or under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such plan, agreement, law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such plan, law, government regulation or stock exchange listing requirement), including by reason of any restatement of the Company’s financial statements that reflects a change in the Company’s results of operations that were the basis of any such incentive-based or other compensation.

4.7.
Statement of Accounts. To the extent that the Company does not arrange for Account balances to be accessible online by the Participant, the Committee shall provide to each Participant a statement showing the balances in the Participant’s Account no less frequently than annually.

ARTICLE V — PLAN BENEFITS
5.1.	Retirement Account. The vested portion of a Participant’s Retirement Account shall be distributed to the Participant upon Separation from Service with the Company.
a)
Timing of Payment. Subject to Section 5.5 of this Plan, benefits payable from the Retirement Account shall commence within sixty (60) days following the first of the January next following the Participant’s Separation from Service.

b)
Form of Payment. The form of benefit payment shall be that form selected by the Participant in the applicable Deferral Commitment which designated a portion of the Compensation deferred be allocated to the Retirement Account, and as permitted pursuant to Section 5.6 of the Plan, except that if the Participant’s Separation from Service is prior to Retirement, the Retirement Account shall be paid in the form of a lump sum payment. If the Form of Payment selected provides for subsequent payments, subsequent payments shall be made on or about the first payroll date in each succeeding January following the initial payment.

5.2.
In-Service Account. The vested portion of a Participant’s In-Service Account shall generally be distributed to the Participant upon the date specified by the Participant on the Distribution Election form.

a)
Timing of Payment. Subject to Section 5.5 of this Plan, benefits payable from the In-Service Account shall commence within sixty (60) days following the first of each January of the year specified in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the In-Service Account. In no event shall the date selected be earlier than the first day of the fourth calendar year following the initial filing of the Deferral Commitment with respect to that In-Service Account. In the event that the Participant’s Separation from Service with the Company occurs prior to the date so specified, the benefits under this section shall commence within sixty (60) days following the first of the January next following the Participant’s Separation from Service.

b)
Form of Payment. The form of benefit payment from the In-Service Account shall be that form selected by the Participant pursuant to Section 5.6 of the Plan, except that if the Participant’s Separation from Service with the Company occurs prior to the date so specified, then the In-Service Account shall be paid in the same form applicable to the payment of the Retirement Account. If the Form of Payment selected provides for subsequent payments, subsequent payments shall be made within sixty (60) days following the first of each succeeding January following the initial payment. In addition, if a Participant’s Separation from Service occurs after the date specified for the commencement of payment from an In-Service Account and such Separation from Service does not otherwise qualify as a Retirement, then any remaining amounts from that In-Service Account will be paid out in a lump sum within sixty (60) days following the first of the January next following the Participant’s Separation from Service, subject to Section 5.5 of the Plan.

c)
Change of Time and/or Form of Payment. The Participant may subsequently amend the form of payment or the intended date of payment to a date later than that date of payment in force immediately prior to the filing of such request, by filing such amendment with the Committee no later than twelve (12) months prior to the current date of payment. The Participant may file this amendment, provided that each amendment must provide for a payout as otherwise permitted under this paragraph at a date no earlier than five (5) years after the date of payment in force immediately prior to the filing of such request, and the amendment may not take effect for twelve (12) months after the request is made. For purposes of this Article V, a payment of amounts under this Plan, including the payment of annual installments over a number of years, shall be treated as a single payment, as provided in Treas. Reg. §1-409A-2(b)(2)(iii).

5.3.
Death Benefit. Upon the death of a Participant prior to the commencement of benefits under this Plan from any particular Account, Company shall pay to the Participant’s Beneficiary an amount equal to the vested Account balance in that Account in the form of a lump sum payment as soon as administratively possible. In the event of the death of the Participant after the commencement of benefits under this Plan from any Account, the benefits from that Account(s) shall be paid to the Participant’s designated Beneficiary from that Account at the same time and in the same manner as if the Participant had survived.

5.4.
Disability Distributions. Upon a finding that a Participant has suffered a Disability, the Committee shall make a distribution of all of the Participant’s Accounts. The amount of such distribution shall be made in the form of a lump sum and shall commence as soon as administratively practical after the determination of such Disability.

5.5.
Delay of Payment. Notwithstanding the foregoing, in no event shall any distributions be made under the Plan on account of the Separation from Service of any Participant that is a Specified Employee before the date that is 6 months after the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death, or as otherwise permitted without violating the requirements of Section 409(A)(a)(2) of the Code. The delay of payment provided under this Section 5.5 shall also apply to the first payment made after a Separation from Service following the commencement of payments from an In-Service Account as provided in Section 5.2 of this Plan.

5.6.
Form of Payment. Unless otherwise specified in this Article V, the benefits payable from any Account under this Plan shall be paid in the form of benefit as provided below, and specified by the Participant in the Distribution Election applicable to that Account at the time of the initial deferral or credit to that Account. The permitted forms of benefit payments are:

a)	A lump sum amount which is equal to the Account balance; and
b)
Annual installments for a period of up to ten (10) years (or in the event of payment of the In-Service Account, a maximum of five (5) years) where the annual payment shall be equal to the balance of the Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payment initially chosen and is reduced by one (1) in each succeeding year. Interest on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 4.3 of the Plan.

5.7.
Small Account. If the Participant’s unpaid portion of any Account as of the time the payments are to commence from an Account is less than $25,000, the remaining unpaid Account shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary.

5.8.	Withholding; Payroll Taxes. The Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law.
5.9.
Payments in Connection with a Domestic Relations Order. Notwithstanding anything to the contrary, the Company may make distributions to someone other than the Participant if such payment is necessary to comply with a domestic relations order, as defined in Section 414(p)(1)(B), involving the Participant. Where the domestic relations order permits discretion on the part of the non-Participant spouse and such discretion has not been exercised, the Company shall distribute to the non-Participant spouse the amounts subject to the order as soon as practical.

5.10.
Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

5.11.
Effect of Payment. The full payment of the any benefit required to be paid to a Participant (or Beneficiary) under this Article V shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

5.12.
No Acceleration of Payments. In no event shall the acceleration of the time or schedule of any payment under the Plan be permitted, except to the extent that such acceleration would not violate Section 409A of the Code and the Treasury Regulations and other applicable guidance thereunder.

ARTICLE VI — BENEFICIARY DESIGNATION
6.1.
Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested Account balance. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

6.2.
Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee.

6.3.
No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

a)	The Participant’s surviving spouse;
b)
The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living; and

c)	The Participant’s estate.
6.4.	Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s obligations to a Participant and his or her Beneficiary under this Plan.

ARTICLE VII — ADMINISTRATION
7.1.
Committee; Duties. This Plan shall be administered by the Committee, which shall consist of those individuals named by the Board, except in the event of a Change in Control as provided in Section 7.6 of the Plan. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

7.2.
Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that gives effect to such intent, and the Committee shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the Board, any director, officer, employee and advisor, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

7.3.
Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.4.
Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.5.
Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

7.6.
Election of Committee After Change in Control. After a Change in Control, vacancies on the Committee shall be filled by majority vote of the remaining Committee members and Committee members may be removed only by such a vote. If no Committee members remain, a new Committee shall be elected by majority vote of the Participants in the Plan immediately preceding such Change in Control. After a Change in Control, no amendment shall be made to Article VII or other Plan provisions regarding Committee authority with respect to the Plan without prior approval by the Committee.

ARTICLE VIII — CLAIMS PROCEDURE
8.1.
Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim (or no later than forty-five (45) days after receiving the initial claim regarding a Disability under this Plan).

8.2.	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:
a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;
b)
A description of any additional material or information required and an explanation of why it is necessary, in which event the time frames listed in Section 8.1 of this Plan shall be one hundred and eighty (180) and seventy-five (75) days from the date of the initial claim respectively; and

c)	An explanation of the Plan’s claim review procedure.
8.3.
Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4.
Final Decision. The decision on review shall normally be made within sixty (60) days (or forty-five (45) days in the event of a claim regarding a Disability) after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days (or ninety (90) days in the event of a claim regarding a Disability). The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX — AMENDMENT AND TERMINATION OF PLAN
9.1.
Amendment. The Board may at any time amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiaries receiving installment payments, except that no amendment shall reduce the amount accrued in any Account as of the date the amendment is adopted. In addition, any amendment which adds a distribution event to the Plan shall not be effective with respect to Accounts already established as of the time of such amendment.

9.2.
Company’s Right to Terminate Upon a Change in Control. Within thirty (30) days prior to a Change in Control of TTM Technologies, Inc. or within twelve (12) months thereafter, the Committee may, in its sole discretion and upon unanimous vote, terminate the entire Plan and require distribution of all benefits due under the Plan or portion thereof, as provided in Treas. Reg. §1.409A-3(j)(4)(ix)(B).

9.3.	Company’s Right to Terminate. The Board may, in its sole discretion, terminate the entire Plan and require distribution of all benefits due under the Plan or portion thereof, provided that:
a)	The termination of the Plan does not occur proximate to a downturn in the financial health, as determined by the Committee, of the Company;
b)
The Company also terminates all other plans or arrangements which are considered to be of a similar type as defined in Treas. Reg. §1.409A -1(c)(2)(i), or as otherwise provided by the Code, as the portion of the Plan which has been terminated;

c)
No payments made in connection with the termination of the Plan occur earlier than 12 months following the Plan termination date other than payments the Plan would have made irrespective of Plan termination;

d)	All payments made in connection with the termination of the Plan are completed within 24 months following the Plan termination date;
e)
The Company does not establish a new plan of a similar type as defined in Treas. Reg. §1.409A -1(c)(2)(i), within 3 years following the Plan termination date of the portion of the Plan which has been terminated; and,

f)
The Company meets any other requirements deemed necessary to comply with provisions of the Code and applicable regulations which permit the acceleration of the time and form of payment made in connection with plan terminations and liquidations.

ARTICLE X — MISCELLANEOUS
10.1.
Unfunded Plan. This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2.
Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants’ Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of Company or any other party for payment of benefits under this Plan. Any property held by Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.3.
Trust Fund. Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, Company may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. The assets of any such trust shall be held for payment of all Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Company.

10.4.
Nonassignability. Neither a Participant, a Beneficiary nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant, a Beneficiary or any other person, nor be transferable by operation of law in the event of a Participant’s, a Beneficiary’s or any other person’s bankruptcy or insolvency.

10.5.
Not a Contract of Employment or Service. This Plan shall not constitute a contract of employment or service between Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

10.6.
Protective Provisions. A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

10.7.	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of California except as preempted by federal law.
10.8.
Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.9.
Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in company’s records.

10.10.
Successors. The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

TTM Technologies, Inc.
BY:	/s/ Kenton K. Alder,
NAME: Kenton K. Alder TITLE: Chief Executive Officer

DATED: September 15, 2011